UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June  25, 2015

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

BBX Capital Corporation (“BBX Capital”) directly owns 46% of Woodbridge Holdings, LLC (“Woodbridge”).  BFC Financial Corporation (“BFC”), BBX Capital’s controlling shareholder, owns the remaining 54% of Woodbridge.  Woodbridge owns 100% of Bluegreen Corporation (“Bluegreen”).  In addition, BFC owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing an approximately 81% ownership interest in BBX Capital.

On June 25, 2015 Bluegreen amended both its timeshare receivables hypothecation and term loan facilities with Pacific Western Bank (as successor-by-merger to CapitalSource Bank).

The timeshare receivables hypothecation facility (the “Hypothecation Facility”) provides for advances on eligible receivables pledged under the facility, subject to specified terms and conditions, during a revolving credit period.   On June 25, 2015, the Hypothecation Facility was amended to extend the revolving advance period and the maturity date, increase the advance rate for certain eligible receivables, and reduce the interest rate on portions of certain future borrowings.  Maximum outstanding borrowings under the Hypothecation Facility and the Term Loan (as defined below) are $40.0 million, subject to eligible collateral and customary terms and conditions. As of May 31, 2015, approximately $22.6 million was outstanding under the Hypothecation Facility and approximately $2.5 million was outstanding under the Term Loan.  See below for further discussion regarding the increase in the Term Loan. Pursuant to the terms of the amendment to the Hypothecation Facility, the revolving advance period expiration date was extended from September 2016 to September 2018, subject to an additional 12 month extension at the option of Pacific Western Bank. Eligible “A” receivables that meet certain eligibility and FICO® score requirements, which Bluegreen’s management believes are typically consistent with loans originated under Bluegreen’s current credit underwriting standards, will continue to be subject to an 85% advance rate. The Hypothecation Facility also allows for certain eligible “B” receivables (which have less stringent FICO® score requirements) to be funded at a 53% advance rate as a result of the amendment, compared to a 45% advance rate prior to the amendment. Borrowings under the Hypothecation Facility will continue to accrue interest at 30-day LIBOR plus 4.50%, except that, pursuant to the amendment, the interest rate on the portion of certain future borrowings under the Hypothecation Facility, to the extent in excess of certain established debt minimums, was reduced to 30-day LIBOR plus 4.00%.  Principal repayments and interest on borrowings under the Hypothecation Facility are paid as cash is collected on the pledged receivables, subject to future required decreases in the advance rates after the end of the revolving advance period, with the remaining outstanding balance maturing in September 2021, subject to an additional 12 month extension at the option of Pacific Western Bank. Prior to the amendment, the Hypothecation Facility was scheduled to mature in September 2019.

The term loan is a non-revolving term loan with Pacific Western Bank secured by unsold inventory and undeveloped land at the Bluegreen Odyssey Dells Resort (the “Term Loan”). On June 25, 2015, the Term Loan was amended to increase its then outstanding balance from $2.4 million to $4.8 million, extend the maturity date from July 2016 to June 2019, and reduce the interest rate from 30-day LIBOR plus 5.75% to 30-day LIBOR plus 5.25%.  Interest payments are paid monthly. Principal payments are effected through release payments upon sales of the timeshare interests in the Bluegreen Odyssey Dells Resort that serve as collateral for the Term Loan, subject to mandatory principal reductions pursuant to the terms of the loan agreement. The Term Loan is cross-collateralized with the Hypothecation Facility described above.

The foregoing descriptions of the Term Loan and the Hypothecation Facility amendments are a summary only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements and other instruments effecting the amendments, which are included as Exhibits 10.1 through 10.2, respectively, of this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

Exhibit 10.1	Second Amended and Restated Secured Promissory Note dated June 25, 2015, by and among Bluegreen Vacations Unlimited, Inc., as Borrower, and Pacific Western Bank, as Lender.
Exhibit 10.2	Second Amendment to Amended and Restated Loan and Security Agreement dated June 25, 2015, by and among Bluegreen Corporation, as Borrower and Pacific Western Bank, as Lender.

 Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBX Capital Corporation

By:	/s/ Seth M. Wise
Seth M. Wise
Executive Vice President

Date:  June 30, 2015

EXHIBIT INDEX

Exhibit	Description

Exhibit 10.1	Second Amended and Restated Secured Promissory Note dated June 25, 2015, by and among Bluegreen Vacations Unlimited, Inc., as Borrower, and Pacific Western Bank, as Lender.
Exhibit 10.2	Second Amendment to Amended and Restated Loan and Security Agreement dated June 25, 2015, by and among Bluegreen Corporation, as Borrower and Pacific Western Bank, as Lender.